Exhibit 99.1

IDW Announces Results for Fourth Quarter and Full Fiscal Year 2021

-	Turnaround Underway with New Management, Enhanced Balance Sheet and Revitalized Growth Strategy Heading into 2022
-	$4.2 Million in Revenue from Locke & Key Shifted to1Q22
-	40+ Original Publishing Titles Advancing through Pipeline Annually, a Significant Increase from Previous Years

LOS ANGELES, CA and NEWARK, NJ –January 20, 2022:  IDW Media Holdings, Inc., (“IDW”) (NYSE American: IDW), an integrated media company, today reported results for the three and twelve-months ended October 31, 2021.

Fourth Quarter Fiscal 2021 (4Q21) Developments

●	Consolidated revenue decreased to $7.1 million from $10.1 million in 4Q20 primarily reflecting decreased revenue at IDW Entertainment. Consolidated revenue increased sequentially from $6.8 million in 3Q21.
●	IDW Entertainment (IDWE) will recognize revenue of approximately $4.2 million for Locke & Key season 2 in 1Q22.
●	IDW Publishing (IDWP) revenue decreased to $6.9 million from $7.7 million in 4Q20. Revenue increased sequentially from $6.8 million in 3Q21.
●	Consolidated loss from operations increased to $1.9 million from $1.5 million in 4Q20.
●	Net loss improved to $0.7 million or $0.06 per share from a net loss of $2.0 million or $0.20 per share in 4Q20.

Full Fiscal Year 2021 Developments

●	Consolidated revenue decreased to $32.4 million in FY 2021 from $38.2 million in FY 2020.
●	IDWP revenue increased 6% to $25.3 million from $23.9 million in FY 2020. The increase was driven primarily by the recovery of IDWP’s direct market sales led by TMNT The Last Ronin titles.
●	IDWE revenue decreased to $7.1 million from $14.3 million in FY 2020. FY 2021 results include revenue from Wynonna Earp and production tax credits. In FY 2020, IDWE recognized revenue from Wynonna Earp, Locke & Key season one, and October Faction.
●	IDW’s net loss improved to $5.4 million or $0.51 per share from a net loss of $13.8 million or $1.54 per share in FY 2020. The improvement reflects strengthened results from continuing operations and gains on the forgiveness of the Company’s two PPP loans.
●	IDW completed a capital raise generating net proceeds of $9.6 million during fiscal 2021. Proceeds are being utilized to invest in original content and for other strategic priorities.
●	In conjunction with the capital raise, IDW uplisted its Class B common stock from the OTC market to the NYSE American exchange with the ticker symbol ‘IDW’.

Comments from Ezra Rosensaft, Chief Executive Officer

“IDW made tremendous operational progress during fiscal 2021, strengthening our balance sheet, enhancing our management team, and uplisting to the NYSE American exchange. We enter fiscal 2022 positioned to drive growth through partnerships with talented creators. Together, we are developing best-in-class original content to leverage across our publishing and entertainment businesses.

“We are excited about the franchises we’re bringing to market on the entertainment side of our business highlighted by the recent announcement of our deal with Apple+ for ten episodes of our original live-action series Surfside Girls, which we will develop and produce in conjunction with Endeavor Content. During calendar year 2022, we expect to realize revenue upon delivery of season 3 of Locke & Key to Netflix and season 1 of Surfside Girls to Apple TV. Also, in the first quarter of FY 2022, we will recognize $4.2 million in revenue from season 2 of Locke & Key providing a nice lift as we start the year.

“As we move into fiscal 2022, we see robust opportunities to efficiently and profitably bring unique content to our platforms. We are scaling up to develop approximately 40 original titles annually, which is more than double the levels of previous years, and we continue to aggressively pursue new creators and titles. We now have the people, processes, cost discipline, and enhanced balance sheet to best leverage those properties, and are excited and energized for the year ahead.”

Consolidated P&L Highlights*

(*In millions, except loss per share. Quarterly results are unaudited. Numbers may not foot due to rounding)	4Q21	3Q21	4Q20	FY21	FY20
Revenue	$7.1	$6.8	$10.1	$32.4	$38.2
Direct cost of revenue	$4.0	$3.8	$6.5	$21.8	$29.5
SG&A including non-cash compensation	$4.9	$5.0	$4.9	$19.1	$17.7
Non-cash compensation included in SG&A	$0.1	$0.1	$0.2	$0.3	$1.1
Depreciation & amortization	$0.1	$0.1	$0.1	$0.2	$0.3
Loss from operations	$(1.9)	$(2.1)	$(1.5)	$(8.7)	$(9.3)
Net loss from continuing operations	$(0.7)	$(0.9)	$(1.7)	$(6.2)	$(9.7)
Loss from discontinued operations, net	$-	$–	$(0.3)	$(1.3)	$(4.1)
Gain on sale of discontinued operations	$-	$–	$–	$2.1	$–
Net loss	$(0.7)	$(0.9)	$(2.0)	$(5.4)	$(13.8)
Loss per share from– continuing operations	$(0.06)	$(0.09)	$(0.17)	$(0.59)	$(1.08)
Gain (loss) per share – discontinued operations	$-	$–	$(0.03)	$0.08	$(0.46)
Net loss per share	$(0.06)	$(0.09)	$(0.20)	$(0.51)	$(1.54)

Segment P&L Highlights*

	4Q21	3Q21	4Q20	FY21	FY20
Revenue
IDW Publishing	$6.9	$6.8	$7.7	$25.3	$23.9
IDW Entertainment	$0.2	$–	$2.4	$7.1	$14.3

Income (loss) from operations
IDW Publishing	$-	$0.1	$0.5	$(0.8)	$(0.1)
IDW Entertainment	$(1.5)	$(1.8)	$(2.0)	$(6.7)	$(8.6)
Corporate	$(0.4)	$(0.3)	$-	$(1.2)	$(0.6)

Financial Take-Aways

(4Q21 compared to 4Q20. Full year fiscal 2021 results are compared to full year fiscal 2020.)

●	Revenue:

○	IDWP: In 4Q21, strong direct market sales were offset by a decrease in book market sales as a result of exceptional demand for Top Shelf titles in 4Q20. In FY 2021, surging direct market sales led by TMNT The Last Ronin titles were supplemented by a strong increase in game sales.

○	IDWE: In 4Q21, IDWE generated no significant revenue. Revenue from Locke & Key season 2 will be reported in 1Q22. FY 2021 revenue was comprised principally of tax credits for production of prior series and by revenue from season 4 of Wynonna Earp. In FY 2020, Wynonna Earp, Locke & Key Season 1, and October Faction were the primary revenue generators.

●	Income (loss) from Operations:

○	IDWP: In 4Q21, income from operations decreased to $0.04 million from $0.5 million. The decrease was primarily related to exceptionally strong sales of higher-margin backlisted books in 4Q20, and increased severance pay partially offset by a reduction in SG&A in 4Q21. For FY 2021, the loss from operations increased to $0.8 million from $0.1 million, primarily due to the decrease in sales of backlisted book titles and increased compensation and marketing expense in FY 2021.

○	IDWE: In 4Q21, the loss from operations improved to $1.5 million from a loss of $2.0 million. In the year-ago quarter, the legacy production financing deals that generated the majority of IDWE’s revenue incurred significant losses. For FY 2021, IDWE’s loss from operations improved to $6.7 million compared to a loss from operations of $8.6 million. IDWE had largely worked through the unfavorable impacts of legacy financing deals by year-end FY 2021. Additionally, in FY 2021, IDWE benefitted from production tax credits, partially offset by a $2.1 million impairment.

●	Balance Sheet Highlights: At October 31, 2021, IDW’s cash balance was $17.5 million. Working capital (current assets less current liabilities) totaled $19.6 million.

Earnings Conference Call

IDW’s management will host an earnings conference call beginning at 5:00 PM Eastern time today to present results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial (877) 705-6003 (domestic) or (201) 493-6725 (international) and request the ‘IDW Media call.’

A replay of the conference call can be accessed approximately three hours after the call concludes through Thursday, January 27, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and providing the replay pin: 13726050. A recording of the conference call will also be available via streaming audio through the IDW investor relations website.

About IDW Media Holdings:

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Forward-Looking Statements:

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

idw@imsinvestorrelations.com

IDW MEDIA HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	October 31, 2021	October 31, 2020
Assets
Current assets:
Cash and cash equivalents	$17,532	$10,541
Trade accounts receivable, net	5,431	22,921
Inventory	3,090	3,754
Prepaid expenses	2,270	1,361
Current assets held for sale from discontinued operations	-	11,171
Total current assets	28,323	49,748
Non-current assets
Property and equipment, net	347	410
Right-of-use assets, net	302	771
Investments	-	25
Intangible assets, net	679	52
Goodwill	199	199
Television costs, net	1,487	2,926
Other assets	61	527
Total assets	$31,398	$54,658
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,141	$1,406
Accrued expenses	3,197	2,458
Production costs payable	2,010	1,495
Deferred revenue	2,045	2,385
Bank loans payable – current portion	-	14,204
Government loans- current portion	-	793
Operating lease obligations – current portion	348	562
Other current liabilities	-	69
Current liabilities held for sale from discontinued operations	-	8,540
Total current liabilities	8,741	31,912
Non-current liabilities
Operating lease obligations – long term portion	20	368
Government loans – long term portion	-	403
Related party loans payable – long term portion	-	3,750
Total liabilities	$8,761	$36,433
Stockholders’ equity (see note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at October 31, 2021 and October 31, 2020	-	-
Class B common stock, $0.01 par value; authorized shares – 20,000; 12,938 and 9,987 shares issued and 12,419 and 9,468 shares outstanding at October 31, 2021 and October 31, 2020, respectively	123	93
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at October 31, 2021 and October 31, 2020	5	5
Additional paid-in capital	103,819	111,379
Accumulated other comprehensive loss	-	(60)
Accumulated deficit	(80,114)	(91,996)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at October 31, 2021 and October 31, 2020	(1,196)	(1,196)
Total stockholders’ equity	22,637	18,225
Total liabilities and stockholders’ equity	$31,398	$54,658

IDW MEDIA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
(in thousands, except per share data)	October 31, 2021	October 31, 2020

Revenues	$32,425	$38,162

Costs and expenses:
Direct cost of revenues	21,783	29,530
Selling, general and administrative	19,082	17,704
Depreciation and amortization	245	252
Total costs and expenses	41,110	47,486
Loss from operations	(8,685)	(9,324)

Interest income (expense), net	118	(46)
Other income (expense), net	2,333	(318)
Net loss from continuing operations	(6,234)	(9,688)

Loss from discontinued operations, net	(1,281)	(4,110)
Gain on sale of discontinued operations	2,123	-
Net gain (loss) on discontinued operations	842	(4,110)
Net loss	$(5,392)	$(13,798)

Basic and diluted income (loss) per share (note 2):
Continuing operations	$(0.59)	$(1.08)
Discontinued operations, net	0.08	(0.46)
Basic and diluted net loss per share	$(0.51)	$(1.54)

Weighted-average number of shares used in the calculation of basic and diluted loss per share:	10,655	8,982

IDW MEDIA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
(in thousands)	October 31, 2021	October 31, 2020
Operating activities:
Net loss	$(5,392)	$(13,798)
Adjustments to reconcile net loss to net cash provided by provided by operating activities:
Depreciation and amortization	433	1,017
Amortization of finance leases	108	411
Bad debt expense	(79)	680
Stock based compensation	329	1,131
Amortization of right-of-use asset	475	1,557
Gain on extinguishment of PPP Loans	(2,460)	-
Gain on sale of discontinued operations	(2,123)	-
Loss on deconsolidation of subsidiary	-	35
Changes in operating assets and liabilities:
Trade accounts receivable	17,460	20,807
Inventory	664	(442)
Prepaid expenses and other assets	(414)	735
Television costs	1,439	6,462
Operating lease liability	(287)	(1,597)
Trade accounts payable, accrued expenses, production costs payable and other current liabilities	921	(2,108)
Deferred revenue	(340)	795
Gain on disposal of ROU assets	(97)	-
Deconsolidation of subsidiary	-	304
Net cash provided by operating activities	10,637	15,989
Investing activities:
Proceeds on disposition of long lived assets	-	185
Disposition of subsidiary, net of cash received	-	(115)
Disposal of discontinued operations	(902)	-
Capital expenditures	(832)	(420)
Net cash used in investing activities	(1,734)	(350)
Financing activities:
Proceeds from issuance of common stock	9,436	14,596
Repayments of finance lease obligations	-	(404)
Proceeds of government loans	1,196	3,004
Proceeds of bank loans	-	1,021
Repayments of related party loans	-	(5,300)
Repayments of bank loans	(14,204)	(26,559)
Net cash used in financing activities	(3,572)	(13,642)
Effect of exchange rate changes on cash and cash equivalents	39	-
Net increase in cash and cash equivalents	5,370	1,997
Cash and cash equivalents at beginning of period	12,162	10,165
Cash and cash equivalents at end of period	$17,532	$12,162

Supplemental schedule of investing and financing activities
Cash paid for interest	$1,277	$200
Cash paid for income taxes	-	98
Received from sale of long lived assets	-	154

Non-cash investing and financing activities
Extinguishment of related party loan in exchange for sale of CTM	$.3,750	$-